IMUNON

Stacy R. Lindborg
President and CEO

February 1, 2025

Douglas Faller
45 Beaver Road
Weston, MA 02493
dvfaller@gmail.com

Dear Douglas,

On behalf of Imunon, Inc.'s Board of Directors, I am pleased to extend to you an offer of employment as our Chief Medical Officer, a Section 16 Officer role. In this capacity you will be a member of Imunon's senior executive team and will report directly to me.

The particulars of your compensation and other conditions of employment will based on the following terms:

- We offer you a salary of $18,461.54 every two weeks, which is $480,000 on an annualized basis. Your base salary will be subject to an annual review by the Compensation Committee when the Committee meets in the first quarter of each year.

- You will be eligible for an annual performance bonus, targeted at 40%, contingent upon meeting Company and/or individual objectives as set by me and the Board of Directors. For 2025, your bonus payment will be pro-rated for your actual start date.

- You will be granted an inducement option to purchase 100,000 shares of Imunon common stock. Your Option Grant will vest in equal fourths over four years with the first quarter vesting on the first anniversary of the grant. Options will be exercisable at the closing price of our stock on the day of Board approval.

- In the event of an involuntary termination of your employment for reason other than for Cause or termination by you for Good Reason, the Company will provide you with a monthly salary continuation for twelve (12) months and health insurance premium payments for up to nine (9) months. the health benefits will cease if you find new employment before the end of the specified period and salary continuation will be subject to your execution of a General Release. These benefits will not be accessible until after the first year of employment has been reached. After year 1, 4 months of salary and health insurance benefits will be available; after year 2, 8 months of salary and health insurance benefits; and after year 3 and beyond, 12 months of salary and 9 months of health insurance benefits. The health benefits will cease if you find new employment before the end of the specified period and salary continuation will be subject to your execution of a General Release.

You will be eligible for a benefits package including medical, dental, life insurance, short and long-term disability, and participation in our 401(k) Plan. The Plan includes a Company contribution of Imunon, Inc stock, in kind, for 50% of the first 6% contribution made by you, with certain government limitations. The Company will provide you with the opportunity to join our employee medical and dental insurance programs. Medical, dental and life insurance coverage will be effective on the first day of the month following your employment date. Your annual vacation allowance is five (5) weeks

per year, accrued per pay period. Your vacation allowance for 2025 will be at a pro rata percentage of a full year calculated from your first day of employment. Details of the entire benefits package are available at your convenience.

This offer is contingent on: (i) satisfactory discussions with your references; (ii) a satisfactory pre-employment physical release from your physician and passing a customary drug screen; and (iii) termination of any current consulting or employment engagements and your agreement not to engage in consulting or other employment while an employee of Imunon.

Your start date will be mutually agreed upon, on or before February 27, 2025. On your first day of employment, please be prepared to provide documentation for the purpose of completing the I-9 Form which authorizes your employment in the United States.

Please also sign and return a copy of this letter to me by mail, to indicate your acceptance of this position.

If you have any questions about the contents of this letter or your potential employment with Imunon, Inc, please contact me at (781) 970-4190.

On behalf of the Board of Directors, our Executive Management and Employees of Imunon, I sincerely welcome you and wish to express our excitement with your new role with Imunon, Inc.

Sincerely,

Stacy Lindborg

Stacy R. Lindborg, Ph.D.
President, CEO and Member of the Board

ACCEPTED:

DocuSigned by:
Douglas Faller
FF9301765B8E406...

Douglas Faller	2/4/2025
Douglas Faller	Date

Cc: Fred Fritz, Comp Committee Chair, Michael Tardugno, Executive Chairman